EXHIBIT 3

                              Pangea Management LLC
                            c/o Fulton Management LLC
                             One East Weaver Street
                               Greenwich, CT 06831

December 7,2004

Peter Wright
P.A.W. Capital Partners, LP
4 Greenwich Office Park, 3rd Floor
Greenwich, CT 06831

Dear Peter:

This letter will set forth of our mutual understanding with regard to Pangea Management LLC `s ("Pangea") attempt to acquire all the equity of META Group Inc. (the "Transaction") through an acquisition vehicle to be later established by Pangea ("New Company").

Following upon our previous discussions on this matter, you have indicated your interest in resuming discussions with us on the terms pursuant to which you and/or your affiliates (collectively herein, "You") might invest in New Company in connection with the Transaction including without limitation a roll-over by You of some or all of Your equity in META Group Inc. into equity of New Company.

In recognition of the commitment of time and expense by Pangea that will be necessary to engage in these discussions with You, and in order to induce Pangea to commit the time and resources required to continue these discussions, You have agreed with us, intending to be legally bound, that for 120 days from the date of this letter, You will negotiate with us in good faith and on an exclusive basis the terms on which You may agree to invest in the equity of New Company in connection with the Transaction; provided, however, that nothing herein shall prohibit You or your proxy or nominee from voting Your shares in META Group Inc. in favor of or against any Transaction with Pangea or any third party, or any other matter, that is at any time put to a vote of shareholders of META Group Inc. This four month period of exclusivity may be extended by our mutual written agreement. We agree on behalf of ourselves and the New Company, intending to be bound, that except as required by applicable law or stock exchange requirement, regulation or legal process, neither we nor any other party in which we are in discussions on a similar basis, or any of our or their respective affiliates or representatives, will disclose Your participation in discussions with us or in any Transaction, or use Your name, or the name of any of your affiliates or representatives, in any letter, filing with any governmental administrative or regulatory body, press release or advertisement, in each case without Your prior written consent. Without limiting the foregoing, You agree to cooperate with us to file an amendment to the Schedule 13D filed with the Securities and Exchange Commission by Dale Kutnick and others in respect of the Transaction on November 24,2004 to disclose the contents of this letter and to file the same as an exhibit thereto, provided, however, that if you deem it appropriate You may disclaim membership in the our group in the same manner as was done by Wicks Portfolio in Item 5(b) thereof.

You and we agree that except as provided in the preceding paragraph, this letter does not constitute a binding commitment or agreement of You or us or any of our respective affiliates in any respect including to fund any amounts or roll over any equity of META Group Inc. into New Company, to continue with the Transaction or to vote any shares in META Group Inc. for or against the Transaction, or any other matter, and that any such commitment or agreement shall not be created unless written definitive agreements respecting the same are executed and delivered by You and us.

Please indicate Your acceptance and agreement to the terms of this letter by countersigning this letter in the place indicated and returning it to us.

PANGEA MANAGEMENT LLC


By:   /s/ Henry Skelsey
      ------------------------------------
      Henry Skelsey, Member


By:   /s/ Dale Kutnick
      ------------------------------------
      Dale Kutnick, Member


ACCEPTED AND AGREED

P.A.W. Capital Partners, LP

By:   /s/ Peter A. Wright
      ------------------------------------
      Peter A. Wright